   As filed with the Securities and Exchange Commission on October 27, 1999
                                                      Registration No. 333-58109
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                         Post Effective Amendment No. 5
                                       To

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                ON FORM S-3 UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                                   e-NET, INC.
             (Exact name of Registrant as specified in its charter)
                       ----------------------------------

            DELAWARE                          7371                   52-1929282
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)    Identification No.)

                        12800 MIDDLEBROOK ROAD, SUITE 200
                           GERMANTOWN, MARYLAND 20874
                                 (301) 601-8700
    (Address, including zip code, and telephone number, including area code, of principal executive offices of Registrant)

                                ROBERT A. VESCHI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        12800 MIDDLEBROOK ROAD, SUITE 200
                           GERMANTOWN, MARYLAND 20874
                                 (301) 601-8700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------------------

                                   COPIES TO:
                             CHARLES A. SWEET, ESQ.
                               WILLIAMS & CONNOLLY
                            725 TWELFTH STREET, N.W.
                             WASHINGTON, D.C. 20005

                       ----------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                      / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                 / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                          / /

         If delivery of the prospectus is expected to be made pursuant to rule
434, please check the following box.                                   / /

         THE REGISTRATION FEE WAS PREVIOUSLY PAID IN CONNECTION WITH THE FILING OF THE REGISTRANT'S REGISTRATION STATEMENT ON FORM SB-2, REG. NO. 333-58019, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1998.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

         This registration statement on Form S-3 is a post-effective amendment to the Registration Statement on Form SB-2, Registration No. 333-58109, filed with the Securities and Exchange Commission on June 30, 1998. It relates to the offer and sale by the selling stockholders described herein of the following securities: (A) 432,500 shares of common stock, par value $.01 per share, comprised of (i) 57,500 shares of common stock issued in a private placement in April 1998; and (ii) 75,000 shares of common stock underlying a five-year warrant issued to Pennsylvania Merchant Group Ltd., the placement agent for the private placement, with an exercise price of $9.00 per share; and (B) 300,000 shares of common stock underlying: (i) five-year warrants issued at the direction of Barron Chase Securities, Inc., the underwriter of the e-Net's initial public offering of securities in April 1997, to purchase 150,000 shares of common stock, with an exercise price of $8.25 per share; and (ii) five-year warrants to purchase 150,000 shares of common stock, with an exercise price of $8.25 per share, which warrants underlie five-year warrants issued at the direction of Barron Chase to purchase such warrants, with an exercise price of $0.20625 per underlying warrant.

PROSPECTUS

                                   e-NET, INC.

                         432,500 SHARES OF COMMON STOCK

         Certain stockholders of e-Net, Inc. are selling up to 432,500 shares of e-Net's common stock as follows:

                  - 57,500 shares of common stock issued in a private placement in April 1998;

                  - 75,000 shares of common stock underlying a five-year warrant issued to Pennsylvania Merchant Group Ltd., the placement agent for the private placement, with an exercise price of $9.00 per share;

                  - 150,000 shares of common stock underlying five-year warrants issued at the direction of Barron Chase Securities, Inc., the underwriter of e-Net's initial public offering in April 1997, to purchase such shares with an exercise price of $8.25 per share; and

                  - 150,000 shares of common stock underlying five-year warrants to purchase 150,000 shares, with an exercise price of $8.25 per share, underlying five-year warrants issued at the direction of Barron Chase to purchase such warrants, with an exercise price of $0.20625 per warrant.

         e-Net's common stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "ETEL". On October 18, 1999, the closing price of e-Net's common stock as quoted on the Nasdaq SmallCap Market was $5 15/32.

                                  ------------

         An investment in these securities involves certain risks. See "Risk Factors" on pages 3-4.

                                  ------------

         The Securities and Exchange Commission (the "SEC") and state securities regulators have not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The selling stockholders are not allowed to sell the common stock offered by this prospectus until the registration statement filed with the SEC becomes effective. This prospectus is not an offer to sell e-Net's common stock - and does not solicit an offer to buy - in any state where the offer or sale is not permitted.

                The date of this prospectus is October 27, 1999

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

         Prospectus Summary................................................1

         Risk Factors......................................................3

         Forward-Looking and Cautionary
         Statements........................................................5

         Available Information and
         Incorporation by Reference........................................5

         Use of Proceeds...................................................5

         Dilution..........................................................5

         Selling Holders...................................................7

         Plan of Distribution..............................................9

         Legal Matters.....................................................9

         Experts...........................................................9


                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information, financial statements and notes appearing elsewhere in this prospectus. e-Net urges you to read this entire prospectus.


                                   THE COMPANY

         e-Net develops, produces, markets and supports open telecommunications software and related hardware that enable, enhance, and manage telephone communications over the Internet, private Internet Protocol networks and "intranets," and other types of digital data networks. e-Net's Telecom
2000/TM/ products provide a user-friendly method of high fidelity telephone communications through digital data networks. Through the use of Telecom 2000 products, e-Net's enterprise customers can reduce their telephone expenses by extending their telephone services to remote offices and mobile employees, in some cases bypassing long distance service charges, while using their existing internal digital data networks. e-Net's service provider customers can offer reduced long distance service or enhanced messaging services combined with Internet Protocol data and telephony services.

         e-Net maintains principal executive offices at 12800 Middlebrook Road, Germantown, Maryland, 20874, telephone number 301-601-8700. See "Risk Factors" for a discussion of certain factors that you should consider in evaluating e-Net and its business.

                                  THE OFFERING

Securities Offered.................432,500 shares of common stock, comprised of:

                                    -        57,500 shares of common stock
                                             issued in the April 1998 private
                                             placement;

                                    -        75,000 shares of common stock
                                             underlying a five-year warrant
                                             issued to the placement agent for
                                             the April 1998 private placement,
                                             with an exercise price of $9.00 per
                                             share;

                                    -        150,000 shares of common stock
                                             underlying five-year warrants to
                                             purchase such common stock issued
                                             at the direction of the underwriter
                                             of e-Net's initial public offering,
                                             with an exercise price of $8.25 per
                                             share; and

                                    -        150,000 share of common stock
                                             underlying five-year warrants to
                                             purchase such shares, with an
                                             exercise price of $8.25 per share,
                                             underlying five-year warrants to
                                             purchase such warrants, with an
                                             exercise price of $0.20625 per

Selling Stockholders........................The common stock may be offered and sold by the selling stockholders
                                            described under "Selling Holders."

Common Stock Outstanding As Of
October 18, 1999............................8,449,660 shares

Warrants Outstanding As Of
October 18, 1999............................375,000

Warrants Exercised As Of
October 18, 1999............................-0-

Common Stock Outstanding If All Warrants
Are Exercised...............................8,824,660

Estimated Gross Proceeds If All Warrants
Are Exercised...............................$3,150,000

Use Of Proceeds.............................e-Net will not receive any proceeds from the sale of common stock by the
                                            selling stockholders. See "Use of
                                            Proceeds."


ASDAQ Small Cap Market Symbol..............common stock: ETEL


                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks or other risks presently unknown to e-Net or currently deemed immaterial by e-Net occur, e-Net's business, financial condition and operating results could be materially adversely affected.

         This prospectus also contains certain forward-looking statements that involve risks. These statements refer to e-Net's future plans, objectives, expectations and intentions. You can identify these statements by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. e-Net's actual results could differ materially from those anticipated in such forward-looking statements.

e-NET HAS A HISTORY OF
OPERATING LOSSES AND
ANTICIPATES FUTURE
LOSSES e-Net has never recorded an operating profit and had an accumulated deficit of approximately $24,200,000 as of June 30, 1999. Whether e-Net will be profitable in the future largely depends on its ability to generate revenues from its products and services. Given its focus on markets that are subject to rapid technological change, and its intention to continue to expend resources on research and development, revenues must increase commensurately for e-Net to achieve profitability. In the quarter ended June 30, 1999, e-Net expended approximately $391,000 on research and development and, although no assurance can be given, e-Net expects this expenditure rate to increase in the future. In view of its operating history, e-Net cannot assure you that it will be able to generate sufficient revenue to achieve profitability, to maintain profitability on a quarterly or annual basis or to sustain or increase revenue growth in future periods. e-Net's limited capitalization may adversely affect its ability to raise additional capital in the future and could impair its ability to invest in research and development, sales and marketing programs and other operations, any of which could have a material adverse effect on its business, financial condition and results of operations.

e-NET HAS A LIMITED
OPERATING
HISTORY e-Net was incorporated in Delaware on January 9, 1995. As such, e-Net faces the risks and problems associated with businesses in their early stages of development and has a limited operating history upon which to base an evaluation of its prospects. You should consider its prospects in light of the risks, expenses and difficulties frequently encountered in the expansion of a business in an industry characterized by a substantial number of market entrants and intense competition.


e-NET MAY NEED TO SEEK
ADDITIONAL FINANCING IN
THE FUTURE                 e-Net expects to continue to make significant
                           investments in the future to support its overall growth. Currently, e-Net anticipates that ongoing operations in the near term will be financed primarily from net proceeds of the April 1998 private placement, warrant exercises, a $1,000,000 line of credit facility, and from internally generated funds.
                           e-Net presently has the line of credit, investments, and cash and cash equivalents on hand and believes that these will be sufficient to meet near-term cash requirements. e-Net expects that these cash requirements will decrease somewhat as a result of its restructuring efforts and "niche strategy", primarily as a result of decreases in development costs. However, to the extent e-Net experiences greater than expected growth, its operating and product development activities may require more cash than e-Net has available. Consequently, such growth may require e-Net to obtain additional sources of financing. In any event, e-Net can make no assurances that it will not require more working capital than it currently has at its disposal or that such financing will be available on acceptable terms.


e-NET DEPENDS ON KEY
PERSONNEL                  e-Net is principally dependent on its current
                           management personnel for the operation of its business. In particular, Robert A. Veschi, e-Net's president and chief executive officer, has played a substantial role in the development and management of e-Net, although e-Net can make no assurance that additional managerial assistance will not be required. e-Net has entered into an employment agreement with Mr.
                           Veschi which is terminable at will by Mr. Veschi without penalty. Accordingly, if Mr. Veschi's employment terminates, or he is unable to perform his duties, e-Net may be materially and adversely affected. e-Net has purchased key-man life insurance on Mr. Veschi in the amount of $2 million. e-Net is the owner and beneficiary of this insurance policy.




e-NET RELIES ON MAJOR
CUSTOMERS AND LARGE
CONTRACTS                  Historically, substantially all of e-Net's revenue
                           has been derived from sales to a relatively small number of customers. Approximately 78% of its accounts receivable balance at June 30, 1999 was from one customer, and approximately 94% of its sales for the quarter ended June 30, 1999 were from two customers. Similar or greater concentration of e-Net's net sales among a limited number of customers may occur in the future. In such event, any material decrease in net sales to any one of its largest customers that is not matched by corresponding increases in net sales to new or existing customers could have a material adverse effect on its financial condition and results of operations. e-Net can make no assurances that it will receive orders from any existing customers or from new customers.





YEAR 2000 PROBLEMS MAY
AFFECT e-NET'S BUSINESS    The Year 2000 Issue is the result of computer
                           programs being written using two digits rather than four to define the applicable year. Consequently, in the Year 2000 those systems may be unable to accurately process certain date-based information.
                           e-Net potentially could be affected by this issue due to the internal computer applications it relies on, as well as the software that it develops and sells.
                           e-Net is in the process of reviewing all of its significant third party applications and obtaining documentation from the manufacturers that certify
                           Year 2000 compliance or provide appropriate assurances of future compliance. e-Net is also in the process of examining the architecture of its products, as well as documentation on the third party components that are integrated into its software products.

                           At this time, e-Net does not anticipate that Year 2000 compliance activities will have a material effect on its business, product development, financial position or results of operations. However, e-Net can make no assurances that its systems and products are Year 2000 compliant. Additionally, despite the testing and review undertaken by e-Net, it can make no assurances that the systems of other companies on which e-Net relies will be Year 2000 compliant. Either of these unfavorable results could result in a material adverse effect on e-Net's business, financial condition and results of operations.

                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

         Certain statements made in this prospectus that are not historical are forward-looking. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements which involve known and unknown risks and uncertainties. Many factors could cause e-Net's actual results, performance or achievements to be materially different from those contemplated by any such future statements. For additional information regarding these and other risks and uncertainties associated with e-Net's business, see "Risk Factors" below, as well as e-Net's reports filed from time to time with the SEC.

              AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

         e-Net files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document e-Net files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, DC 20549; at Room 1400, 7 World Trade Center, New York, NY 10048; and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. e-Net's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows e-Net to "incorporate by reference" the information e-Net files with them, which means that e-Net can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that e-Net files with the SEC will automatically update and supersede this information. e-Net incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the common stock offered by this prospectus.

              - e-Net's Annual Report on Form 10-KSB for the year ended March 31, 1999 as filed with the SEC on June 29, 1999;

              - The description of e-Net's common stock contained in the Registration Statement under the Exchange Act on Form 8-A filed on February 13, 1999;

              - e-Net's Quarterly Report on Form 10-QSB for the three months ended June 30, 1999, as filed with the SEC on August 16, 1999; and

              - e-Net's Current Report on Form 8-K, as filed with the SEC on September 23, 1999.

         You may request a copy of these filings, at no cost, by writing or telephoning e-Net at the following address:

                  Stockholder Relations, e-Net, Inc.
                  12800 Middlebrook Road
                  Germantown, Maryland  20874
                  (301) 601-8700

                                 USE OF PROCEEDS

         e-Net will receive no proceeds from the sale of the common stock by the selling stockholders. e-Net will receive net proceeds of approximately $3,125,000 if all the warrants are exercised.

         e-Net intends to use the net proceeds from the exercise of the warrants for the following purposes:

              -   To fund the sales and marketing of Telecom 2000 products;

              - For research and development of other telecommunications products; and

              -   For other working capital and general corporate purposes.

         e-Net may also use a portion of the net proceeds for the acquisition of businesses, products and technologies that are complementary to its products and business. While e-Net from time to time has engaged, and expects to continue to engage, in preliminary discussions with other businesses with regard to the possibility of such acquisitions, no such discussions have resulted in any definitive acquisition agreement. e-Net can make no assurances that it will be able to reach a definitive agreement on or consummate any acquisition.

                                    DILUTION

         The difference between the per share exercise price of the warrants per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution per share of common stock to investors in this offering.

         As of June 30, 1999, e-Net had net tangible book value of $4,535,000 or $.54 per share. Net tangible book value per share means the tangible assets of e-Net, less all liabilities, divided by the number of shares of common stock outstanding. After giving effect to the exercise of the warrants and the sale of the common stock by e-Net at assumed prices of $8.25 and $9.00 per share and estimated offering expenses, net tangible book value would have been $7,660,000 or $.88 per share. The result will be an immediate increase in net tangible book value per share of $.34 (62%) to existing stockholders and an immediate dilution to new investors of $7.37 (89%), and $8.12 (90%) per share, respectively. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing stockholders acquired their shares. The following table illustrates this dilution:

Public offering prices of the common stock                                                  $   8.25    $   9.00

         Pro forma net tangible book value per share, before the offering       $    .54

         Increase per share attributable to the sale by e-Net of the
         common stock                                                                .34
                                                                                --------
Pro forma net tangible book value per share, after the offering                              .88         .88
                                                                                            --------    --------
Dilution per share to new investors                                                         $   7.37    $   8.12
                                                                                            --------    --------
                                                                                            --------    --------

         The following table summarizes the investments of all existing stockholders and new investors after giving effect to the exercise of warrants and sale of common stock offered by this prospectus.

                                                                  Percent                         Percent     Average
                                                 Shares           if Total        Aggregate       of Total    Price Per
                                                 Purchased        Shares       Consideration      Invested    Share
                                                 ---------        --------     -------------      --------    ---------

Existing Stockholders (Pro Forma)                8,333,124             96%       $28,658,000           90%    $    3.44
Investors in This Offering                         375,000              4%         3,125,000           10%         8.33
                                               -----------      ----------       -----------      --------    ---------


         Total                                   8,708,124            100%       $31,783,000          100%    $    3.65
                                               -----------      ----------       -----------      --------     --------
                                               -----------      ----------       -----------      --------     --------

         e-Net can give no assurances as to the timing of the exercise of the warrants or whether any or all of the warrants will be exercised. The foregoing analysis assumes exercise of no other options or warrants. In the event any such options or warrants are exercised, the percentage ownership of the investors in this offering will be reduced and the dilution per share of common stock to purchasers in this offering will increase.

                                 SELLING HOLDERS

         This prospectus relates to the offer and sale by the following selling stockholders of the common stock issued in the April 1998 private placement and common stock underlying a warrant issued to the placement agent of the private placement. The following table sets forth certain information about the selling stockholders for whom e-Net is registering such common stock for resale to the public. To the best of e-Net's knowledge, none of the selling stockholders has any plan, arrangement, understanding, agreement or commitment to sell their securities. None of the following individuals or entities has held any position or office within e-Net nor has had any other material relationship with it other than in connection with the private placement.

                                                                                               Amount of
                                                                                               Securities  Percentage
                                                                              Amount of       Owned After      of
                                                         Amount of         Securities Being    Offering    Securities
                                                      Securities Owned        Registered         (1)(2)     Owned (2)
                                                      ----------------        ----------         ------     ---------

Pennsylvania Merchant Group F/B/O                  1,580 Shares of         1,580 Shares of          0          *
Peter Bodenheimer 401(K)                               Common Stock           Common Stock

Frank Campbell                                     7,000 Shares of         7,000 Shares of          0          *
                                                       Common Stock           Common Stock

Pennsylvania Merchant Group F/B/O                  3,849 Shares of         3,849 Shares of          0          *
Frank J. Campbell, III 401(K)                          Common Stock           Common Stock

Donaldson, Lufkin & Jenrette                       10,000 Shares of        10,000 Shares of         0          *
 Securities Corporation Custodian F/B/O                Common Stock            Common Stock
Frank J. Campbell III Account #
698-101714

Pennsylvania Merchant Group F/B/O                   4,571 Shares of        4,571 Shares of          0          *
Richard A. Hansen 401(K)                                Common Stock           Common Stock

Ronald B. Mandell                                  2,000 Shares of         2,000 Shares of          0          *
                                                       Common Stock           Common Stock

Irving L. Mazer, Esq.                              10,000 Shares of        10,000 Shares of         0          *
                                                       Common Stock            Common Stock

Felix S. Miksis                                    1,000 Shares of         1,000 Shares of          0          *
                                                       Common Stock            Common Stock

Harry Mittelman Revocable Trust                    10,000 Shares of        10,000 Shares of         0          *
                                                       Common Stock            Common Stock

Leonid S. Roytman and Alla S.                      5,000 Shares of         5,000 Shares of         0          *
Roytman JTTEN                                         Common Stock            Common Stock

Talmor Capital Management Inc.                     2,500 Shares of         2,500 Shares of         0          *
                                                      Common Stock            Common Stock

SUBTOTAL                                                    57,500                  57,500




                                                                                               Amount of
                                                                                               Securities  Percentage
                                                                              Amount of       Owned After      of
                                                         Amount of         Securities Being    Offering    Securities
                                                      Securities Owned        Registered         (1)(2)     Owned (2)
                                                      ----------------        ----------         ------     ---------

Pennsylvania Merchant Group Ltd.                   75,000 Shares of        75,000 Shares of         0           *
                                                      Common Stock            Common Stock

TOTAL                                                      132,500                 132,500
*        Less than 1%.

-----------------------
(1)  Assumes exercise of all warrants.

(2)  Assumes sale of all common stock being registered.

         This prospectus relates to the offer and sale by the following selling stockholders of the common stock underlying certain warrants issued at the direction of the underwriter of e-Net's April 1997 initial public offering. The following table sets forth certain information about the selling stockholders for whom e-Net is registering such common stock for resale to the public. To the best of e-Net's knowledge, none of the selling stockholders has any plan, arrangement, understanding, agreement or commitment to sell their securities. None of the following individuals or entities has held any position or office within e-Net nor has had any other material relationship with e-Net other than in connection with the initial public offering.

                                                                                             Amount of
                                                                                             Securities
                                                                            Amount of      Owned After          Percentage
                                                 Amount of              Securities Being      Offering       of Securities Owned
          Recipient                           Securities Owned             Registered          (1)(2)             (2)
          ---------                           ----------------          ----------------   ------------      -------------------
  Robert T. Kirk                              240,000 Shares of         240,000 Shares of         0                  2.72
                                              Common Stock              Common Stock

  Michael Morrisett                           15,000 Shares of          15,000 Shares of          0                     *
                                              Common Stock              Common Stock

  Marie Lima                                  15,000 Shares of          15,000 Shares of          0                     *
                                              Common Stock              Common Stock

  David A. Carter                             15,000 Shares of          15,000 Shares of          0                     *
                                              Common Stock              Common Stock

  Wendy Tand Gusrae                           15,000 Shares of          15,000 Shares of          0                     *
                                              Common Stock              Common Stock

  Total                                       300,000 Shares of         300,000 Shares of
                                              Common Stock              Common Stock


*    Less than 1%.
-----------------------
(1)  Assumes exercise of all warrants.
(2)  Assumes sale of all common stock being registered.

                              PLAN OF DISTRIBUTION

         The selling stockholders or their pledgees, donees, transferees or other successors-in interest may sell their common stock from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by the sale of the common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the common stock. The selling stockholders have not entered into any underwriting arrangements.

         The selling stockholders and intermediaries through whom the common stock is sold may be deemed "underwriters," within the meaning of the Securities Act of 1933, with respect to the common stock and any profits realized or commissions received may be deemed underwriting compensation.

         The selling stockholders may also pledge the common stock to a broker-dealer and upon default under such pledge the broker-dealer may effect sales of the common stock pledged pursuant to this prospectus. In addition, the common stock covered by this prospectus may be sold in private transactions or under Rule 144, rather than pursuant to this prospectus.

         In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

         e-Net will not receive any of the proceeds from the sale of the common stock by the selling stockholders. e-Net has agreed to bear the expenses of registration of the common stock under federal and state securities laws, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, and to indemnify the selling holders against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the common stock being offered hereby has been passed upon for e-Net by Williams & Connolly, Washington D.C.

                                     EXPERTS

         The financial statements of e-Net, Inc. as of March 31, 1999 and 1998 and for the years ended March 31, 1999 and 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance on the reports dated June 10, 1999 of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of said firm as experts in accounting and auditing.

                                                     -----------------------

Neither e-Net nor any selling stockholder
has authorized any person to make a
statement that differs from what is in this                e-NET, INC.
prospectus. If any person does make a
statement that differs from what is in this              432,500 SHARES
prospectus, you should not rely on it. This              OF COMMON STOCK
prospectus is not an offer to sell, nor is
it seeking an offer to buy, those securities
in any state where the offer or sale is not
permitted. The information in this
prospectus is complete and accurate as of
its date, but the information may change                   PROSPECTUS
after that date.

No action is being taken in any jurisdiction
outside the United States to permit a public
offering of the common stock or possession
or distribution of this prospectus in any
jurisdiction. Persons who come into
possession of this prospectus in
jurisdictions outside the United States and
Canada are required to inform themselves               October 27, 1999
about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

Until                  (40 days after the
effective date of this prospectus), all
broker-dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and for their unsold allotments or subscriptions.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemization of expenses payable by the registrant from the net proceeds of the offering, incurred by the registrant in connection with the issuance and distribution of the common stock. All expenses are estimated.

SEC Registration and Filing Fee                $-0-
Nasdaq Registration and Filing Fee              -0-
Financial Printing                            3,500
Transfer Agent Fee                              -0-
Accounting Fees and Expenses                  5,000
Legal Fees and Expenses                       6,500
Blue Sky Fees and Expenses                    5,000
Miscellaneous                                 5,000
                                            -------
Total                                       $25,000
                                            -------
                                            -------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Delaware law, the registrant's Restated Certificate of Incorporation includes a provision that provides that the registrant will, to the fullest extent permitted by applicable law, defend and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he, or a person for whom he is a legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director or officer of another corporation or of a partnership, joint venture, trust enterprise or nonprofit entity, including services with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person. The registrant shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the registrant. To the fullest extent permitted by the Delaware General Corporation Law ("DGCL") the same exists or may hereafter be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for the breach of fiduciary duty as a director.

         The provisions are intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of the duty of care by a director; they also diminish the potential rights of action which might otherwise be available to stockholders by limiting the liability of directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the registrant in connection with any stockholders derivative action. As a consequence of these provisions, stockholders of the registrant will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within an exception under DGCL or under Delaware case law. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the registrant or any stockholder to obtain an injunction or any other type of equitable relief in the event of a breach of fiduciary duty. Management of the registrant believes these provisions will assist the registrant in securing and retaining qualified persons to serve as directors. Except as previously disclosed, the registrant is unaware of any pending or threatened litigation against the registrant or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         The registrant believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The registrant also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the registrant. The limitation on liability and indemnification provisions are intended to increase the protection provided directors and, thus, increase the registrant's ability to attract and retain qualified persons to serve as directors. Additionally, the registrant has procured directors liability insurance coverage, but there is no assurance that it will provide coverage to the extent of the director's claims for indemnification. In such event, the registrant may be forced to bear a portion or all of the cost of the director's claims for indemnification and, the value of the registrant stock may be adversely affected as a result. There is also no assurance that the registrant will be able to continue to procure directors liability insurance. It is uncertain whether the registrant's directors would continue to serve in such capacities if improved protection from liability were not provided.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

          No.                   Document
          ---                   --------
          4.0     Specimen Copy of Common Stock Certificate.*
          4.1     Form of Warrant Certificate.*
          4.2     Form of Representative's Warrant Agreement.*
          4.3     Form of Warrant Agreement.*
          4.4     Consent and Amendment No. 1 to Representative's Warrant Agreement.**
          5.1     Opinion of Williams & Connolly **
         23.0     Consent of Grant Thornton LLP.***
         23.1     Consent of Williams & Connolly (included in Exhibit 5.1)**
         24.0     Power of Attorney **

--------------------

* Incorporated by reference from the registrant's Registration Statement on Form SB-2, Registration No. 333-3860, as amended and declared effective on April 7, 1997 (the "IPO Registration Statement").
**       Previously filed.
***      Filed herewith.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

         The undersigned registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment on Form S-3 to its Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the County of Montgomery, State of Maryland, on October 27, 1999.


                                             e-NET, INC.

                                             By:      /s/ Robert A. Veschi
                                                      -------------------------
                                                      Robert A. Veschi
                                                      President





                  NAME                                        TITLE                     DATE
                  ----                                        -----                     ----

                  *                                   Chairman of the Board             October 27, 1999
--------------------------------------------
Alonzo E. Short, Jr., Lt. Gen., USA (ret.)


/s/  Robert A. Veschi                                President, Chief Executive         October 27, 1999
--------------------------------------------         Officer, Director
Robert A. Veschi

/s/  Donald J. Shoff                                 Chief Financial Officer (Chief     October 27, 1999
--------------------------------------------
Donald J. Shoff                                      Accounting Officer)

                  *                                  Director                           October 27, 1999
--------------------------------------------
William L. Hooton

                  *                                  Director                           October 27, 1999
--------------------------------------------
Clive Whittenbury, Ph.D.

                  *                                  Director                           October 27, 1999
--------------------------------------------
William W. Rogers, Jr.



*        Attorney-in-Fact

         /s/  Robert A. Veschi
         -----------------------------------
         Robert A. Veschi